Exhibit 23.3

RP FINANCIAL, LC.

Financial Services Industry Consultants

September 14, 2004

Board of Trustees

Georgetown Savings Bank

2 East Main Street

Georgetown, Massachusetts 01833

Members of the Board of Trustees:

We hereby consent to the use of our firm’s name in the Form MHC-1 and the Form MHC-2, and any amendments thereto, for Georgetown Savings Bank. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report and our letter concerning subscription rights in such filings, and the Registration Statement on Form SB-2, and any amendments thereto, including the prospectus of Georgetown Bancorp, Inc.

Sincerely,
RP FINANCIAL, LC.

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